Exhibit 99.6

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF LCP EDGE INTERMEDIATE, INC.

Unaudited Condensed Consolidated Financial Statements
Unaudited condensed consolidated balance sheets     2
Unaudited condensed consolidated statements of comprehensive loss     3
Unaudited condensed consolidated statements of stockholders’ deficit    4
Unaudited condensed consolidated statements of cash flows    5
Notes to unaudited condensed consolidated financial statements     6–20

LCP EDGE INTERMEDIATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,115	$9,486
Accounts receivable, net of allowance for doubtful accounts of $2,049 as of March 31, 2021 and $2,032 as of December 31, 2020	27,014	18,576
Prepaid expenses	4,195	3,220
Income tax receivable	4,394	4,611
Inventories	21,770	23,202
Total current assets	71,488	59,095
Property and equipment, net	8,146	9,191
Intangible assets, net	50,254	50,935
Goodwill	98,535	98,531
Deferred tax assets, net	224	270
Other assets	6,142	4,813
Total assets	$234,789	$222,835
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$22,415	$18,485
Accrued payroll related expenses	14,177	9,475
Other accrued expenses	2,860	2,458
Current portion of long-term debt due to related parties	5,197	512
Total current liabilities	44,649	30,930
Other long-term liabilities	1,773	1,854
Long-term debt due to related parties, net of current portion	218,472	216,024
Deferred income taxes, net	3,100	3,987
Total liabilities	$267,994	$252,795
Stockholders' deficit
Common stock $0.01 par value; 60,000 shares authorized; 54,358 shares issued and outstanding at March 31, 2021 and December 31, 2020	$—	$—
Class A Preferred stock, $0.01 par value; 1,500 shares authorized; 935 issued and 931 outstanding at both March 31, 2021 and December 31, 2020 (Aggregated liquidation preference of $8,465 as of March 31, 2021 and December 31, 2020)	—	—
Additional paid-in capital	13,990	13,956
Note receivable from stockholder	(554)	(554)
Accumulated other comprehensive income	237	242
Accumulated deficit	(46,878)	(43,604)
Total stockholders’ deficit	(33,205)	(29,960)
Total liabilities and stockholders’ deficit	$234,789	$222,835

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net sales	$47,542	$32,536
Cost of sales	15,802	13,607
Gross profit	31,740	18,929
Operating expenses:
Selling and marketing	17,095	17,697
Research and development	1,452	1,376
General and administrative	10,811	7,192
Total operating expenses	29,358	26,265
Income (loss) from operations	2,382	(7,336)
Other expense (income)
Interest expense, net	5,699	4,150
Other expense (income)	7	(5)
Foreign currency loss, net	256	203
Total other expense	5,962	4,348
Loss before provision for income taxes	(3,580)	(11,684)
Income tax benefit	(306)	(2,614)
Net loss	(3,274)	(9,070)
Cumulative preferred dividends	(201)	(188)
Net loss attributable to common shareholders	(3,475)	(9,258)
Comprehensive loss, net of tax:
Foreign currency translation adjustments	(5)	(72)
Comprehensive loss, net of tax:	$(3,279)	$(9,142)

Net loss per share available to common stockholders - basic and diluted	$(63.92)	$(188.17)
Weighted average common shares outstanding - basic and diluted	54,358	49,205

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts; unaudited)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
BALANCE, December 31, 2019	49,205	—	935	—	$13,747	$(554)	$28	$(14,429)	$(1,208)
Stock-based compensation	—	—	—	—	26	—	—	—	26
Net loss	—	—	—	—	—	—	—	(9,070)	(9,070)
Foreign currency translation adjustment	—	—	—	—	—	—	(72)	—	(72)
BALANCE, March 31, 2020	49,205	—	935	—	$13,773	$(554)	$(44)	$(23,499)	$(10,324)

BALANCE, December 31, 2020	54,358	—	931	—	$13,956	$(554)	$242	$(43,604)	$(29,960)
Stock-based compensation	—	—	—	—	34	—	—	—	34
Net loss	—	—	—	—	—	—	—	(3,274)	(3,274)
Foreign currency translation adjustment	—	—	—	—	—	—	(5)	—	(5)
BALANCE, March 31, 2021	54,358	—	931	—	$13,990	$(554)	$237	$(46,878)	$(33,205)

The accompanying notes are an integral part of these financial statements.

LCP EDGE INTERMEDIATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Cash flows from (used in) operating activities:
Net loss	$(3,274)	$(9,070)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation of property and equipment	690	650
Amortization of intangible assets	2,921	2,819
Provision for doubtful accounts	19	183
Amortization of other assets	33	33
Amortization of deferred financing costs	394	349
Stock-based compensation	34	26
Amortization of unfavorable lease terms	—	(36)
Payment in-kind interest	2,182	—
Deferred income taxes	(842)	3,068
Changes in operating assets and liabilities:
Accounts receivables	(8,457)	5,245
Prepaid expenses	(975)	1,231
Income taxes receivable	217	(3,393)
Inventory	1,411	(3,135)
Other assets	(1,182)	(143)
Accounts payable	3,067	567
Accrued payroll and other expenses	5,018	(1,312)
Other long-term liabilities	(81)	160
Income taxes payable	86	(2,296)
Net cash from (used in) operating activities	1,261	(5,054)
Cash flows used in investing activities:
Capital expenditures for intangible assets	(170)	(117)
Capital expenditures for property and equipment	(818)	(2,126)
Net cash used in investing activities	(988)	(2,243)
Cash flows from financing activities:
Proceeds from revolving facility borrowings	5,000	6,500
Repayment of term loan borrowings	(443)	(443)
Payments for transaction costs	(180)	—
Net cash from financing activities	4,377	6,057
Net change in cash and cash equivalents	4,650	(1,240)
Effect of foreign currency translation on cash	(21)	44
Cash and cash equivalents, beginning of period	9,486	7,307
Cash and cash equivalents, end of period	$14,115	$6,111
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,123	$5,350
Supplemental disclosures of non cash investing and financing activities:
Capital expenditures included in accounts payable	863	31
Deferred offering costs	2,203	—

The accompanying notes are an integral part of these financial statements.

LCP Edge Intermediate, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)
Note 1 – Description of Business and Basis of Presentation
LCP Edge Intermediate, Inc. (“The HydraFacial Company” or “HydraFacial” or the “Company”) and its subsidiaries design, develop, manufacture, market, and sell aesthetic technologies and products. HydraFacial is a wholly owned subsidiary of LCP Edge Holdco, LLC (“LCP Holdco” or “Parent”). HydraFacial offers hydradermabrasion systems that enhance the skin to cleanse, exfoliate, extract, and hydrate simultaneously; HydraFacial® Daily Essentials, which provides detoxification, rejuvenation, and protection of skin; crystal microdermabrasion systems; and light emitting diode systems. The premiere system is the HydraFacial MD® liquid based skin exfoliation system.
Merger
On May 4, 2021 (the “Closing Date”), HydraFacial consummated a merger pursuant to the Agreement and Plan of Merger, dated December 8, 2020 (the “Merger Agreement”) with Vesper Healthcare Acquisition Corp. (“Vesper”), which provided for, among other things, the merger with and into Vesper, with the Company surviving as the accounting acquirer. Upon closing, the surviving entity was renamed The Beauty Health Company (“BeautyHealth”) and began to trade on the Nasdaq Capital Market under the ticker symbol “SKIN.” The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Vesper’s Amended & Restated Certificate of Incorporation. See Note 17 for additional information on the merger.
Basis of presentation and consolidation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are presented on a consolidated basis and include the operations of HydraFacial and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The interim Unaudited Condensed Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and include HydraFacial’s consolidated domestic and international subsidiaries. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these interim Unaudited Condensed Consolidated Financial Statements and accompanying footnotes should be read in conjunction with HydraFacial’s Consolidated Financial Statements as of and for the year ended December 31, 2020. Except as described elsewhere in this Note 2, there have been no material changes to HydraFacial’s significant accounting policies as described in HydraFacial’s Consolidated Financial Statements as of and for the year ended December 31, 2020.
In the opinion of management, all adjustments, of a normal recurring nature, considered necessary for a fair presentation have been included in the Condensed Consolidated Financial Statements. HydraFacial believes that the disclosures provided herein are adequate to prevent the information presented from being misleading. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2021.

Note 2 – Summary of Significant Accounting Policies
Use of estimates and assumptions in preparing consolidated financial statements – In preparing its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, HydraFacial makes assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of net sales and expenses during the reported periods. On an ongoing basis, HydraFacial evaluates its estimates, including, among others, those related to revenue related reserves, allowance for doubtful accounts, the realizability of inventory, fair value measurements including common stock valuations, useful lives of property and equipment, goodwill and finite-lived intangible assets, accounting for income taxes, stock-based compensation expense and commitments and contingencies. HydraFacial’s estimates are based on historical experience and on its future expectations that are believed to be reasonable. The combination of these factors forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from its current estimates and those differences may be material.
Recently issued accounting pronouncements
With the Business Combination consummated, HydraFacial expects to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows HydraFacial to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. HydraFacial has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, HydraFacial’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
Recently Adopted Accounting Pronouncements
Income Taxes. In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. HydraFacial adopted ASU 2019-12 on January 1, 2021, which did not have a material impact on its Condensed Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted
Leases. In February 2016, FASB issued ASU 2016–02, Leases (Topic 842): Lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. For non-public entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. In October 2019, the FASB issued ASU 2019-10, Lease (Topic 842): Effective Dates, which defers the effective date of ASU 2016-02 for companies that are not public business entities. For calendar-year end companies that are eligible for the deferral, the effective date is January 1, 2022.
Early adoption is permitted, however, HydraFacial will elect to defer adoption until January 1, 2022, once it indicates its emerging growth company status. HydraFacial is evaluating the impact of the amended lease guidance on HydraFacial’s consolidated financial statements.

Note 3 – Revenue Recognition
HydraFacial has determined that each of its products is distinct and represents a separate performance obligation. The customer can benefit from each product on its own or together with other resources that are readily available to the customer. The products are separately identifiable from other promises in the contract. Control over HydraFacial’s products generally transfers to the customer upon shipment of the products from HydraFacial’s warehouse facility. Therefore, revenue associated with product purchases is recognized at a point in time upon shipment to the intended customer.
Disaggregated Revenue
HydraFacial generates revenue through manufacturing and selling HydraFacial and Perk Delivery Systems (the “Delivery Systems”). In conjunction with the sale of Delivery Systems, HydraFacial also sells its serum solutions and consumables (the “Consumables”). The Consumables are sold by HydraFacial and are available for purchase separately from the purchase of the Delivery System.
HydraFacial’s revenue disaggregated by major product line consists of the following for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Net Sales
Delivery Systems	$25,672	$14,081
Consumables	21,870	18,455
Total net sales	$47,542	$32,536
See Note 15 for revenue disaggregated by geographical region.

Note 4 – Inventories
Inventories consist of the following as of the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$9,531	$9,335
Finished goods	12,239	13,867
Total inventories	$21,770	$23,202

Note 5 – Property and Equipment, net
Property and equipment consist of the following as of the periods indicated (in thousands):

	Useful life (years)	March 31, 2021	December 31, 2020
Furniture and fixtures	2-7	$3,225	$3,265
Computers and equipment	3-5	3,630	3,502
Autos and trucks	5	454	413
Tooling	5	1,150	1,150
Leasehold improvements	Shorter of remaining lease term or estimated useful life	4,443	4,097
Total Property and equipment		12,902	12,427
Less: accumulated depreciation and amortization		(5,023)	(4,407)
Construction-in-progress		267	1,171
Property and equipment, net		$8,146	$9,191
Depreciation expense was $0.7 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively. Of the total depreciation for the three months ended March 31, 2021 and 2020, $0.3 million and $0.3 million, respectively, were recorded in Cost of sales and $0.4 million and $0.3 million, respectively, were recorded in General and administrative expenses in the Condensed Consolidated Statements of Comprehensive Loss.

Note 6 – Goodwill and Intangible Assets, net
The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of March 31, 2021 were as follows (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,934)	$6,546	15
Customer relationships	6,016	(2,455)	3,561	5-10
Developed technology	70,900	(38,404)	32,496	8
Patents	1,596	(173)	1,423	4-19
Capitalized Software	8,208	(1,980)	6,228	3-5
Total intangible assets	$96,200	$(45,946)	$50,254
The gross carrying amount and accumulated amortization of HydraFacial’s intangible assets, net, as of December 31, 2020 were as follows (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Estimated Useful Life (Years)
Trademarks	$9,480	$(2,765)	$6,715	15
Customer relationships	6,003	(2,263)	3,740	5-10
Developed technology	70,900	(36,189)	34,711	8
Patents	1,423	(158)	1,265	4-19
Capitalized Software	6,172	(1,668)	4,504	3-5
Total intangible assets	$93,978	$(43,043)	$50,935
Amortization expense for the three months ended March 31, 2021 and 2020, was $2.9 million and $3.2 million, respectively. Of the total amortization expense for three months ended March 31, 2021 and 2020, $2.2 million and $2.7 million, respectively, were recorded in Cost of sales and $0.7 million and $0.5 million, respectively, were recorded in General and administrative expenses in the Condensed Consolidated Statements of Comprehensive Loss.
The changes in the carrying value of goodwill between December 31, 2020 and March 31, 2021 are from the effect of a foreign currency translation.

Note 7 – Long-term Debt
HydraFacial’s long-term debt consists of the following as of the periods indicated (in thousands):

	March 31, 2021	December 31, 2020
Revolver	$5,000	$—
Current portion of Term Loan	1,772	1,772
Current portion of deferred financing costs	(1,575)	(1,260)
Current portion of long-term debt, net	5,197	512
Term Loan, net of current portion	184,661	184,175
Term A Loan	34,648	33,395
Long-term portion of deferred financing costs	(837)	(1,546)
Long-term debt, net	218,472	216,024
Total debt, net	$223,669	$216,536
Deferred financing costs amortization expense for the three months ended March 31, 2021 and 2020 amounted to $0.4 million and $0.3 million, respectively, and is included in Interest expense, net on the Condensed Consolidated Statements of Comprehensive Loss.
Revolver and Term Loans
HydraFacial has a credit agreement (the “Credit Agreement”) with a bank that is a related party holding less than 5% interest in HydraFacial, which originally provided for $65 million of term loans (the “Term Loans”) and a revolving line of credit (the “Revolver”) of $5.0 million. During August 2018, the Credit Agreement was amended to provide an additional $113.0 million of Term Loans and to increase the capacity under the Revolver to $15.0 million. During August 2019, HydraFacial further amended the Credit Agreement to provide an additional $10.0 million of Term Loans.
Borrowings under the Credit Agreement bear interest at a Base Rate plus an Applicable Margin (“Base Rate Loan”) or a specified London Inter-Bank Offering Rate (LIBOR) plus an Applicable Margin. (“LIBOR Loan”). There was no interest on the Revolver in 2020, as there is no outstanding balance as of December 31, 2020. Interest is due on Base Rate Loans in arrears on the first day of each calendar month, and on the last day of the applicable interest period for LIBOR Loans. Principal on the Term Loan is due in installments of approximately $0.5 million at the end of each calendar quarter and the remaining principal is due upon maturity. The Credit Agreement matures on August 24, 2022, at which time the outstanding balances under the Revolver and Term Loans are due.

As of March 31, 2021 and December 31, 2020, there was an outstanding balance of $186.4 million and $185.9 million on the term loan, respectively. As of March 31, 2021, there was $5.0 million outstanding on the Revolver and as of December 31, 2020, there was no outstanding balance on the Revolver. As of March 31, 2021 and December 31, 2020, available borrowing capacity under the Revolver was $10.0 million and $15.0 million, respectively. Commitment fees on the revolving line of credit undrawn initial committed amount of $5.0 million is 1.50% per annum. The interest rate on the Revolver under the Credit Agreement was 8.75% for the three months ended March 31, 2021.
On April 10, 2020, the Credit Agreement was amended to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and the Revolver. Additionally, HydraFacial is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. The interest rates on the Term Loan borrowings under the Credit Agreement including PIK was 8.75% for the three months ended March 31, 2021.
HydraFacial’s initial Credit Agreement is collateralized by all assets of HydraFacial. The Term Loan and the Revolver contain customary covenants that restrict the ability of HydraFacial and its consolidated subsidiaries to, among other things, incur additional indebtedness, sell certain assets, guarantee obligations of third parties, pay cash dividends except to HydraFacial’s subsidiary or direct parent or make certain other distributions, and undergo a merger or consolidation or certain other transactions without the lenders’ consent. The Credit Agreement is also subject to certain financial covenants, requiring HydraFacial to maintain compliance with certain leverage ratios. HydraFacial was in compliance with its financial covenants as of March 31, 2021 and December 31, 2020.
Term A Loan
On April 10, 2020, HydraFacial entered into a second credit agreement with related parties to provide for term loan borrowings of $30.0 million (“Term A Loan”). Borrowings accrue interest at a rate of 15.0% and the agreement matures on August 24, 2023. Accrued interest is due quarterly which will be paid by increasing the amount of principal outstanding under the Term A Loan (“PIK Interest”). The PIK Interest shall be payable in cash upon maturity or acceleration of the Term A Loan in the event of default or change in control. The outstanding principal and interest on the Term A Loan is payable upon maturity. Term Loan A accrued $1.3 million in PIK interest for the three months ended March 31, 2021.
HydraFacial is required to pay an early prepayment fee of 2.00% of the amount of the Term A Loan prepaid or repaid prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. Similar to the HydraFacial existing credit agreement, the Term A Loan is also subject to certain customary financial covenants and restrictions including to maintain quarterly consolidated profitability and debt-service ratios. These financial covenants are less restrictive than those of the initial Credit Agreement. The Term A loan is collateralized by all assets of HydraFacial and is subordinated to HydraFacial’s existing first lien borrowings under the Credit Agreement.

Subsequent to March 31, 2021, in connection with the consummation of the Business Combination, all outstanding debt was repaid.

Note 8 – Income Taxes
The income tax benefit for the three months ended March 31, 2021 and 2020 is $0.3 million and $2.6 million, respectively. The effective tax rate for the three months ended March 31, 2021 is 8.55%, which is lower than the federal statutory rate of 21.0% primarily due to the increase in valuation allowance and non-deductible expenses. The effective tax rate for the three months ended March 31, 2020 is 22.38%, which is greater than the federal statutory rate of 21.0% primarily due to the benefit for state taxes, partially offset by an increase in valuation allowance.
The Company has established a valuation allowance against a portion of its remaining deferred tax assets because it is more likely than not that certain deferred tax assets will not be realized. In determining whether deferred tax assets are realizable, the Company considered numerous factors including historical profitability, the amount of future taxable income and the existence of taxable temporary differences that can be used to realize deferred tax assets.
Additionally, the Company follows an accounting standard addressing the accounting for uncertainty in income taxes that prescribes rules for recognition, measurement and classification in the financial statements of tax positions taken or expected to be taken in a tax return. The Company has gross unrecognized tax benefits of $0.1 million for the three months ended March 31, 2021. The Company did not have any gross unrecognized tax benefits for the three months ended March 31, 2020.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, the creation of certain refundable employee retention credits, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property (“QIP”).
HydraFacial believes it will be able to obtain federal tax refunds by carrying back its net operating loss for the year ended December 31, 2020. HydraFacial estimates the net operating loss carryback will result in a federal refund of approximately $4.5 million.
On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended many of the benefits of the CARES Act that were scheduled to expire. The Company does not expect a material impact of Consolidated Appropriations Act on its Condensed Consolidated Financial Statements and related disclosures.
On March 11, 2021 the United States enacted the American Rescue Plan Act of 2021 (“American Rescue Plan”). The American Rescue Plan includes various income and payroll tax measures. The Company does not expect a material impact of the American Rescue Plan on its Condensed Consolidated Financial Statements and related disclosures.

In June 29, 2020, the State of California passed Assembly Bill 85 which suspends the California net operating loss deduction for the 2020-2022 tax years and the R&D credit usage for the same period (for credit usages in excess of $5.0 million). These suspensions were considered in preparation of the year ended December 31, 2020 and three months ended March 31, 2021 Condensed Consolidated Financial Statements.

Note 9 – Employee Benefit Plan
HydraFacial sponsors a defined contribution 401(k) and profit sharing plan that all regular employees are eligible to participate in after one year of service. The Plan is administered by a third-party administrator. Contributions to the plans were $0.2 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively.

Note 10 – Equity-Based Compensation
2016 Equity Incentive Award Plan
HydraFacial had approximately 1,509 time vested stock options and 5,082 performance based stock options outstanding as of December 31, 2019 under its 2016 Equity Incentive Award Plan (the “2016 Plan”). These awards were subsequently canceled by HydraFacial during 2020 and replaced with new incentive units of LCP Holdco.

Incentive Units
During May 2020, HydraFacial canceled 1,295 of the time vested stock options and 4,440 of the performance- based stock options outstanding under the 2016 Plan (“Option Awards”) and replaced these awards with 1,295 of new time vested incentive units (“Time Vesting Units”) and 4,440 of performance based incentive units (“Performance Vesting Units”) of LCP Holdco (the “Incentive Units”) for certain members of management pursuant to the LCP Holdco LLC Agreement. All of the Time Vesting Units immediately vest upon a qualified sale that constitutes a change of control which includes a reverse recapitalization. The performance condition related to the Performance Vesting Units is based upon the amount of proceeds received in connection with a qualified sale related to a liquidity event, which can include a reverse recapitalization.

As of March 31, 2021, there were 318 Time Vesting Units and 4,033 Performance Vesting Units issued and outstanding at LCP level.

Stock-based Compensation Expense
Stock-based compensation expense for the Incentive Units is recorded by HydraFacial as it has been determined that the economic interest holder, LCP Holdco, has made a capital contribution to HydraFacial, who will make stock-based payments to its employees in exchange for services rendered. The total net stock-based compensation is attributable to the granting of, and the remaining requisite service periods of, Option Awards and Incentive Units.
Compensation expense attributable to stock-based compensation was immaterial for the three months ended March 31, 2021 and 2020, respectively.
HydraFacial estimates the fair value of the Incentive Units using a Monte Carlo simulation model. Stock-based compensation expense is recognized for the Time Vesting Units as service is provided, and stock-based compensation expense is recognized for the Performance Vesting units that are expected to vest upon the achievement of the performance condition. A change in control event is not deemed probable until consummated. As of March 31, 2021, achievement of the performance condition was not probable. Total unrecognized compensation related to unvested Time Vesting Units as of March 31, 2021 was approximately $0.3 million, and the total unrecognized compensation related to Performance Vesting Units was $1.1 million.

Note 11 – Commitments and Contingencies
Litigation – From time to time HydraFacial is involved in claims, legal actions and governmental proceedings that arise from its business operations. As of March 31, 2021 and December 31, 2020, HydraFacial was not party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition or results of operations.

Note 12 – Concentrations
Purchases from major suppliers amount to as follows for the periods indicated (in thousands):

	Three Months Ended March 31, 2021
	Amount	% of Total Purchases
Supplier A	$1,803	28.3%
Supplier B	1,119	17.6
Supplier C	681	10.7
Total	$3,603	56.6%
Included in Accounts payable at March 31, 2021, was $1.4 million payable to these vendors.

Purchases from major suppliers amount to as follows for the periods indicated (in thousands):

	Three Months Ended March 31, 2020
	Amount	% of Total Purchases
Supplier A	$2,275	22.4%
Supplier B	1,152	11.4
Supplier C	1,025	10.1
Total	$4,452	43.9%
Included in Accounts payable as of December 31, 2020 was $1.0 million payable to these vendors.
As of March 31, 2021, HydraFacial had no customers that accounted for 10% or more of the Accounts receivable balance.
As of December 31, 2020, HydraFacial had one customer that accounted for 10% or more of the Accounts receivable balance. This customer accounted for 10.5%, or $1.9 million, of the Accounts receivable balance.

No single customer accounted for 10% or more of consolidated Net sales during the three months ended March 31, 2021 and 2020.

Note 13 – Related-Party Transactions
HydraFacial entered into management service agreements with two related parties, who are the Parent’s owners, to provide financial and management advisory services to HydraFacial. Both management services agreements provide for a quarterly monitoring fee in an amount equal to the product of the (a) the greater of (x) $0.1 million and (y) 1.25% of HydraFacial’s EBITDA for the twelve-month period ending on the last calendar day of the immediately preceding applicable calendar quarter, multiplied by (b) the pro rata proportion as defined in the agreement.
In addition, the management services agreement provides for other fees in relation to services that may be provided in connection with equity and/or debt financing, acquisition of any other business, company, product line or enterprise, or divestiture of any division, business, and product or material assets. The fees vary between 1% and 2% of the related transaction amount.
HydraFacial recorded approximately $0.1 million and $0.5 million of charges related to management services fees for the three months ended March 31, 2021 and 2020, respectively. These amounts are included in General and administrative expenses on the Condensed Consolidated Statements of Comprehensive Loss. There were $1.9 million and $0.5 million due to these related parties at March 31, 2021 and 2020 included in Accounts payable on the Condensed Consolidated Balance Sheets.
HydraFacial leases its office in Signal Hill, California, from an entity owned by minority stockholders of HydraFacial who are no longer active employees. Lease expense under this lease was $0.1 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively.

HydraFacial issued shares to a key member of management in exchange for a note receivable with a $0.6 million face value. Interest on the note accrues at a rate of 8% and matures in December 2022. Interest receivable is presented as a component of Other assets on the Condensed Consolidated Balance Sheets. As there is no intent for the issuer to pay the note within a reasonably short period of time, HydraFacial has presented the note as a deduction of stockholders’ deficit. The outstanding note receivable from stockholder was $0.5 million as of both March 31, 2021 and December 31, 2020. Subsequent to March 31, 2021, with the consummation of the Business Combination, the outstanding note receivable amount was settled.
On April 10, 2020, the Company’s existing Credit Agreement with a bank that is also a related party was amended to include a “PIK” interest component of 2% that accrues on the outstanding balances of the Term Loan and Revolver. Additionally, the Company is required to pay an early prepayment fee of 2.00% of the amount prepaid or repaid on the Term Loan prior to April 10, 2021, and 1.00% if prepaid between April 11, 2021 and April 10, 2022. As of March 31, 2021, the amount due to a related party was $191.4 million in connection with the Term Loan and Revolver. See Note 7 for additional information on the Term Loans.
On April 10, 2020, HydraFacial also entered into a second credit facility with a related party to provide for borrowings of $30.0 million under the Term A Loan. As of March 31, 2021, the amount due to the related party was $34.6 million in connection with the Term A Loan and related PIK Interest. See Note 7 for additional information on the Term A Loan.
HydraFacial sells to a customer that is owned directly or indirectly by a key member of management. Sales for this related party and the outstanding accounts receivable balance are as follows for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Sales to related party	$100	$96
Accounts receivable	$322	$75
Note 14 – Stockholders’ Deficit

Common Stock
In October 2016, HydraFacial implemented a single class common stock structure by authorizing 60,000 shares of common stock in connection with the formation of LCP Edge Intermediate, Inc. As of March 31, 2021 and December 31, 2020, there was 54,358 Common Stock shares issued and outstanding. The Common Stock is entitled to one vote per share and all shares are outstanding. HydraFacial has not declared or paid any dividends with respect to its Common Stock.

Preferred Stock
Effective October 2016, the Board of Directors authorized the issuance of preferred stock, with a par value of $0.01 per share. As of March 31, 2021 and December 31, 2020, there were 1,500 shares of preferred stock authorized and 931 shares of preferred stock outstanding designated as non-voting Class A Preferred Stock. The Class A Preferred Stock shares are entitled to receive 8% per annum dividends based on the per share liquidation value of the preferred stock, calculated daily and compounded quarterly.
HydraFacial’s governing documents do not provide for redemption of, conversion of, or participation in dividends paid on Class A common stock by the Class A Preferred Stock. However, the cumulative dividends must be paid on the preferred stock prior to paying dividends on the common stock. The Class A Preferred Stock is not callable and is not subject to any sinking fund or other mandatory redemption. On August 24, 2018, HydraFacial paid $13.7 million in 8% cumulative dividends earned through the date of payment, and modified the terms of the Class A Preferred Stock to pay a distribution of $85.0 million on the $100,000 per share liquidation value, for a total distribution of $98.7 million. As a result of the distribution, the aggregate liquidation preference was reduced to $8.5 million, on which 8% cumulative dividends are earned. Otherwise, HydraFacial has not declared or paid any dividends, or authorized or made any distributions upon or with respect to its Class A Preferred Stock.

Note 15 - Segment Reporting
HydraFacial manages its business on the basis of one operating segment and one reportable segment. As a result, the chief operating decision maker, who is the Chief Executive Officer, decides how to allocate resources and assess performance, reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocates resources and evaluates financial performance.

Net sales by geographic region were as follows for the periods indicated (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Americas	$31,280	$23,913
EMEA	7,471	6,888
Asia Pacific	8,791	1,735
Total net sales	$47,542	$32,536
As of March 31, 2021 and December 31, 2020, substantially all of HydraFacial’s property and equipment, net was held in the United States.

Note 16 – Net Loss Attributable to Common Shareholders
Net loss attributable to common stockholders is computed by deducting both the dividend distributions declared in the period on preferred stock and the dividends accumulated for the period on cumulative preferred stock from net income (“Basic EPS”). Diluted net loss per share (“Diluted EPS”) is computed by dividing net loss attributable to common stockholders by the total of the weighted-average common stock outstanding shares outstanding during the period.
Diluted EPS for the three months ended March 31, 2020 exclude the dilutive effect of stock option shares because their inclusion would be anti-dilutive for all periods. All stock options were cancelled during 2020.
The following table sets forth the calculation of both basic and diluted net loss per share as follows for the periods indicated (in thousands, except share and per share amounts):

	Three Months Ended
	March 31, 2021	March 31, 2020
Basic and Diluted Net loss per share:
Net loss	$(3,274)	$(9,070)
Less: Cumulative preferred dividends	(201)	(188)
Net loss attributable to common shareholders	$(3,475)	$(9,258)
Shares used in computation:
Weighted-average common shares outstanding	54,358	49,205
Basic and Diluted Net loss per share:	$(63.92)	$(188.17)
The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive for the periods indicated:

	Three Months Ended
	March 31, 2021	March 31, 2020
Stock Options	—	1,509
Note 17 – Subsequent Events
HydraFacial has evaluated subsequent events through July 9, 2021, which is the date the condensed consolidated financial statements were available to be issued.
Acquisitions
HydraFacial has entered into definitive agreements to acquire four distributors across Latin America, Europe and Asia to sell and distribute the HydraFacial line of products within their respective regions. One distributor acquisition has closed on June 4, 2021 with cash consideration of $5.7 million prior to working capital adjustments plus equity consideration consisting of 110,726 shares of Class A Common Stock of BeautyHealth. The remaining three acquisitions closed on July 1, 2021. Cash consideration expected to be paid in the aggregate, prior to any working capital adjustments, to acquire the three remaining distributors is $23.4 million plus equity consideration consisting of 479,373 shares of Class A Common Stock of BeautyHealth. The equity consideration for all four acquisitions will be issued by August 1, 2021.

Merger
On May 4, 2021, HydraFacial consummated the Merger Agreement with Vesper, pursuant to which Vesper acquired, directly or indirectly, 100% of the stock of HydraFacial and its subsidiaries. Upon closing, the surviving entity was renamed The Beauty Health Company and trades on the Nasdaq Capital Market under the ticker symbol “SKIN.”
The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Vesper’s Amended & Restated Certificate of Incorporation. Immediately after the completion of the Business Combination, the shareholders of HydraFacial exchanged their interests in HydraFacial for shares of common stock of the surviving entity.
Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid to the HydraFacial stockholders in connection with the Business Combination was approximately $975.0 million less HydraFacial’s net indebtedness as of the Closing Date, transaction expenses, and net working capital relative to a target. In connection with the transaction, all of HydraFacial’s existing debt under its credit facilities were repaid and the note receivable from its stockholder was settled.
The merger consideration included both cash consideration and consideration in the form of newly issued Class A Common Stock. The aggregate cash consideration paid to the former HydraFacial stockholders at the Closing was approximately $368.0 million, consisting of the Vesper’s cash and cash equivalents as of the closing of the Business Combination including proceeds of $350.0 million from Vesper’s Private Placement of an aggregate of 35,000,000 shares of Class A Common Stock, and approximately $433.0 million of cash available to Vesper from the trust account that held the proceeds from Vesper’s initial public offering (the “Trust Account”) after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by Vesper’s public stockholders, minus approximately $224.0 million used to repay HydraFacial’s outstanding indebtedness at the Closing, minus approximately $94.0 million of transaction expenses of HydraFacial and Vesper, minus $100.0 million. The remainder of the consideration paid to the HydraFacial stockholders consisted of 35,501,743 newly issued shares of Class A Common Stock. The foregoing consideration paid to the HydraFacial stockholders will be further increased by the payment of 7.5 million earn-out shares of Class A Common Stock pursuant to the terms of the Merger Agreement and as a result of the consummation of the distributor acquisitions referenced above.